CONFIDENTIAL

MUSIC REPORTS

Term Sheet

Music Reports, Inc. -w- VNUE, Inc.
Experimental Joint Venture Development Agreement

Date: September 1, 2018

Description of Parties and Proposed Venture	VNUE, Inc. ("**VNUE**"), is a multifaceted music technology company focused on the live music space. Music Reports, Inc. ("**Music Reports**") is a music rights administration company focused on licensing, accounting, and settling royalty payments for the use of music in multiple music verticals. VNUE possesses certain proprietary music recognition and cloud processing technology ("**SoundstrID**" and "Soundstr Pulse") (together, "Soundstr"). Music Reports possesses the leading music rights registry ("**Songdex**"). The parties intend hereby to experiment with the development of a joint venture to combine these elements to provide a novel music licensing and administrative platform for radio stations and/or brick-and-mortar venues (the "**Venture**").
Proposed Approach	VNUE aims to create a business-to-business enterprise offering radio stations and/or commercial music licensees (e.g., without limitation, bars, restaurants, retail stores, and live music venues) a license for the use of music. In order to develop the foundation of this enterprise, the parties will work together during the Term to establish the kinds of data exchanges that would be a pre-condition for the operation of such a business. Eventually it is contemplated that VNUE would take responsibility for the development of the customer-facing elements of the enterprise, including its marketing, client development, and day to day operational management of the enterprise. Music Reports will support the rights-owner facing responsibilities of the enterprise, including licensing, accounting, and royalty payment settlement. As a threshold matter, in order for the enterprise to succeed, it will need to be able to reliably identify a very high percentage of the music performed in its customers' locations. There are two elements to this task: first, to use sound recognition technology to identify the recordings and/or live-performed music performed in locations; and second, to identify the administrators of the musical compositions embodied in those recordings. The essence of the Venture is to experiment together to determine what percentage of music can be identified in both ways described in the foregoing sentence through the combined efforts of the parties.

	VNUE will have the obligation to coordinate tests with prospective customers, set up Soundstr in coordination with such customers, and provide Music Reports with reports sufficient to indicate, for each hour monitored, the percentage of total music play time for which SoundstrID was able to identify a recording, and the "title" and "artist" value for each recording so identified. Music Reports will have the obligation to ingest such reports, match the identified sound recordings with information in the Songdex registry about the administrators of the underlying musical compositions, and produce reports for VNUE indicating the percentage of recordings for which Music Reports has sufficient information to seek a license for the use of the musical compositions embodied in such recordings. The results of the foregoing data exchanges are contemplated to produce sufficient information for both parties to determine whether there is a reasonable likelihood that an enterprise could be developed that would be able to compete with existing models of music licensing for contemplated customers, at which point the parties would work together to develop a joint venture roll-out plan. For the avoidance of doubt, it is not contemplated that the Venture will produce any meaningful Gross Revenue whatsoever during the Term. However, if the Venture does produce Gross Revenue, then the Revenue Sharing provisions detailed below will apply during the term.
"Territory"	Worldwide
"Term"	Six (6) Months
"Revenue Sharing"	**"Gross Revenue"** will mean all revenue generated by the Venture. **"Net Revenue"** will mean all revenue generated by the Venture, net only of direct, out-of-pocket costs of the Venture paid to third parties including, for the avoidance of doubt, all royalties owed to third parties from operation of the Venture. VNUE will pay Music Reports fifty percent (50%) of Net Revenue on a quarterly basis, within thirty (30) days after the close of each third month of the Term.

CONFIDENTIAL

ACCEPTED AND AGREED:

VNUE, Inc.	Music Reports, Inc.
By: ______________________	By: ______________________
Zach Bair	William B. Colitre
CEO	Vice President & General Counsel